SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 1, 2012

LEAP WIRELESS INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-34865	33-0811062
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5887 Copley Drive

San Diego, CA 92111

(Address of Principal Executive Offices)

(858) 882-6000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02	Termination of a Material Definitive Agreement.

Item 8.01	Other Events.

Purchase of Remaining Membership Interest in Savary Island

On October 1, 2012, Cricket Communications, Inc. (“Cricket”) completed its acquisition of the remaining 15% controlling membership interest in Savary Island Wireless, LLC (“Savary Island”) from Ring Island Wireless, LLC (“Ring Island”), following the exercise by Ring Island of its right to put all of its membership interests in Savary Island to Cricket under the Amended and Restated Limited Liability Company Agreement of Savary Island, dated as of December 27, 2010, as amended. Cricket acquired the interest for approximately $5.3 million in cash. As a result of the acquisition, Savary Island and its wholly owned subsidiaries became direct and indirect wholly owned subsidiaries, respectively, of Cricket.

Termination of Credit Agreement with Savary Island

Cricket, Savary Island and Savary Island’s wholly owned subsidiaries were party to an Amended and Restated Credit Agreement, dated as of December 27, 2010 (the “Savary Island Credit Agreement”), pursuant to which Savary Island had assumed approximately $211.6 million of the outstanding loans owed to Cricket by Denali Spectrum License, LLC (“Denali License”) in connection with the contribution of certain wireless spectrum by Denali License’s parent to Savary Island and Cricket had agreed to loan Savary Island up to $5.0 million to fund its working capital needs. As of the date hereof, the outstanding borrowings under the Savary Island Credit Agreement (including accrued interest), after giving effect to various repayments and debt cancellations made in connection with the closing of spectrum transactions involving Savary Island, totaled approximately $12.5 million. In connection with Cricket’s acquisition of the remaining membership interest in Savary Island, all remaining indebtedness under the Savary Island Credit Agreement was converted into equity in Savary Island and Cricket and Savary Island agreed to terminate the Savary Island Credit Agreement and all related loan and security documents.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LEAP WIRELESS INTERNATIONAL, INC.

Date: October 1, 2012	By:	/s/ Robert J. Irving, Jr.
	Name:	Robert J. Irving, Jr.
	Title:	Senior Vice President, General Counsel and Secretary